Exhibit 99.1
NEWS RELEASE
Contact: Donna D’Amico-Annitto	486 North Oliver Road, Bldg. Z
Newton, Kansas 67114
(316) 283-6500

PARK AEROSPACE CORP. ANNOUNCES BEN SHORE IS LEAVING

THE COMPANY

Newton, Kansas, Monday, November 16, 2020……Park Aerospace Corp. (NYSE-PKE) announced that Ben Shore, the Company’s Senior Vice President of Sales, Marketing and Business Development, has decided to leave the Company. Ben’s last day with the Company is planned to be December 23, 2020.

Brian Shore, Park’s Chairman and CEO, said, “Ben is a great guy and a very smart guy. All of us who worked with him at Park very much enjoyed and appreciated being able to do so. It has been a real pleasure for us. We all wish Ben well in his future endeavors. We also all wish Ben the best of luck, which he likely will not need. Thanks Ben. It has been great working with you!”

Park Aerospace Corp. develops and manufactures solution and hot-melt advanced composite materials used to produce composite structures for the global aerospace markets. Park’s advanced composite materials include film adhesives (undergoing qualification) and lightning strike materials. Park offers an array of composite materials specifically designed for hand lay-up or automated fiber placement (AFP) manufacturing applications. Park’s advanced composite materials are used to produce primary and secondary structures for jet engines, large and regional transport aircraft, military aircraft, Unmanned Aerial Vehicles (UAVs commonly referred to as “drones”), business jets, general aviation aircraft and rotary wing aircraft. Park also offers specialty ablative materials for rocket motors and nozzles and specially designed materials for radome applications. As a complement to Park’s advanced composite materials offering, Park designs and fabricates composite parts, structures and assemblies and low volume tooling for the aerospace industry. Target markets for Park’s composite parts and structures (which include Park’s proprietary composite SigmaStrut™ and AlphaStrut™ product lines) are, among others, prototype and development aircraft, special mission aircraft, spares for legacy military and civilian aircraft and exotic spacecraft. Park’s objective is to do what others are either unwilling or unable to do. When nobody else wants to do it because it is too difficult, too small or too annoying, sign us up.

Additional corporation information is available on the Company’s web site at www.parkaerospace.com.

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